Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-72511 on Form N-1A of our report dated February 10, 2022, relating to the financial statements and financial highlights of Calamos Growth and Income Portfolio, a series of Calamos Advisors Trust, appearing in the Annual Report on Form N-CSR of Calamos Advisors Trust for the year ended December 31, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 14, 2022